Exhibit 99.1
Press Release
For Further Information Contact:

INVESTORS                                                                                                                     MEDIA
Kevin Twomey                                                                                                                   Karen Rugen
(717) 731-6540                                                                                                                    (717) 730-7766
or investor@riteaid.com

FOR IMMEDIATE RELEASE

RITE AID EXTENDS CONSENT SOLICITATION
FOR ITS 8.125% SENIOR SECURED NOTES DUE 2010
AND ITS 7.5% SENIOR SECURED NOTES DUE 2015

CAMP HILL, PA, April 2, 2008 – Rite Aid Corporation (NYSE: RAD) announced today that it has extended its solicitation of consents to amend the terms of the indentures for its 8.125% senior secured notes due 2010 (CUSIP 767754BFO) (the “2010 Notes”) and its 7.5% senior secured notes due 2015 (CUSIP 767754BK9) (the “2015 Notes” and together with the 2010 Notes, the “Notes”) to expire following Rite Aid Corporation's announcement of its financial results for the fourth quarter of fiscal 2008 (currently scheduled for April 10, 2008), which ended on March 1, 2008.  The consent solicitation, which had been extended to expire on April 1, 2008 at 5:00 p.m., New York City time, will now expire at 5:00 p.m., New York City time, on April 11, 2008, unless further extended by Rite Aid Corporation with respect to either or both series of Notes.

Rite Aid Corporation further announced that Rite Aid Corporation and the subsidiary guarantors of the Notes will not enter into supplemental indentures giving effect to the proposed amendments with respect to either series of Notes until the consent solicitation has expired.  Any holder of Notes as to which a consent has been given may revoke such consent in accordance with the procedures set forth in the Consent Solicitation Statement at any time prior to the expiration of the consent solicitation.

Rite Aid Corporation’s obligations to accept consents and pay a consent fee is conditioned on the receipt of consents (not validly revoked) to the amendments from holders of at least a majority in aggregate principal amount of both series of Notes, and other conditions, as more fully set forth in the Consent Solicitation Statement, as amended hereby.

This press release is not a solicitation of consents with respect to any Notes of either series.  The consent solicitation is being made solely by the Consent Solicitation Statement and related documents, dated March 17, 2008, which set forth the complete terms of the consent solicitation.

For a complete statement of the terms and conditions of the consent solicitation and the proposed amendments to the indentures, holders of the Notes should refer to the Consent Solicitation Statement, which was sent to all holders of record of both series of the Notes as of the record date.  Questions from holders regarding the consent solicitation or requests for additional copies of the Consent Solicitation Statement, the Consent Form or other related documents should be directed to Global Bondholder Services Corporation, the Information Agent for the consent solicitation, at 65 Broadway, Suite 723, New York, New York 10006, (866) 873-6300 (toll free) or at (212) 430-3774 (call collect), or the Solicitation Agent for the consent solicitation, Citi, at (800) 558-3745 (toll free) or (212) 723-6106 (call collect).

Rite Aid Corporation is one of the nation’s leading drugstore chains with more than 5,000 stores in 31 states and the District of Columbia. Information about Rite Aid, including corporate background and press releases, is available through the company’s website at http://www.riteaid.com.

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